EXHBIIT 10.1

Consulting Agreement between John E. Nohren, Jr. and Innova Pure Water, Inc.

For services rendered and to be performed in a consulting – management role Innova will retain John Nohren for a period of one year during which time Nohren will provide management, technical, and marketing/sales assistance, and in particular, with key accounts such as Rubbermaid and Nikken. In addition Nohren will oversee technology and product development to the degree possible.

One of his principal assignments will be the transfer of know-how, product and technical knowledge to individuals that will be hired to take over the various aspects of the business; to make them as competent as possible, to render his continuation in the roles assigned unnecessary.

Mr. Nohren will be compensated at the rate of five percent (5%) on sales with which he is directly involved. He will also receive a five percent (5%) royalty on patented products, which issue after June 29, 2005 of which he was or is an inventor.

 Mr. Nohren will receive a minimum of $120,000 for the year’s effort, against which all commissions and royalties due will be applied. Said payment will be on a bi-monthly basis, in arrears, with the initial $5,000.00 to be paid on October 1, 2006 and further payments of $5,000.00 being paid on the 1st and 15th days of each succeeding month thereafter until paid.

Mr. Nohren will be reimbursed for normal expenses incurred on behalf of Innova, with expense reports and receipts to be tendered monthly. When travel is contemplated an itinerary will be submitted for approval in writing

Related to additions to the product line, and patent opportunities, Mr. Nohren shall maintain a prioritized list, which will be adjusted quarterly, together with the market potential for each recommended product.

A budget and development program will be submitted for those products (in sequential order as appropriate) to be developed. A similar budget will be requested to proceed on the development of patents to cover new technology or products. This will include a potential market assessment and the anticipated return on investment.

Patent applications initiated by Mr. Nohren, and approved by Innova, will be paid for by Innova. When the patent is issued it will be licensed to Innova by Mr. Nohren.  Should Innova fail to commercialize products covered under the patent within six years of the initial application; the patent reverts back to Mr. Nohren or his estate at their election. Prior to selling or licensing the patent to a third party by Nohren or his estate, Innova shall have the right of first refusal within a forty-five day period subsequent to notification.

At the end of the initial year, or such time as Mr. Nohren or Innova choose not to maintain the above relationship, commissions on the accounts he developed will continue for two years. At this time the royalty to be received by Mr. Nohren will be reduced to three percent (3%) of the sale price received by Innova, net of returns and allowances. The three percent (3%) royalty will continue over the life of the patents within which he is a named inventor with payment to him or his estate, as may be directed, on a quarterly basis.

Mr. Nohren agrees that he will immediately submit his resignation from the Board of Directors of Innova Pure Water, Inc. and further agrees that he will accept an appointment to the Advisory Board of Innova, and serve as its Chairman during the initial year, with the understanding that such membership and position on the Advisory Board carries no personal liability and does not make him an “insider” to Innova, as defined by securities laws and regulations.  If Mr. Nohren determines that such service would make him an “Insider”, Innova will immediately release him from his commitment to such service.

Mr. Nohren will also be permitted to liquidate Innova stock, which he currently owns, at a price of $0.25 or greater under rule 144, or in such a manner as to not adversely effect the market. At anytime that personal reasons necessitate the liquidation of a large block of stock, Innova and/or its officers and directors will be so notified and provided the opportunity by means of a right of first refusal to acquire any such block under terms that the Nohren interests deem equal to third party sales.

Mr. Nohren may elect to be paid through his LLC, (In-Tec Water Products) which would be the named contractor in conjunction with Mr. Nohren. During the period of involvement with Innova Pure Water, Inc., In-Tec will have no clients other than Innova, but may be used as a vehicle to obtain sales for Innova.

This agreement will be under the jurisdiction of the State of Florida Courts applying Florida law.

Agreed to by:

Agreed to by:

/s/   John E. Nohren, Jr.

Innova Pure Water, Inc.

John E. Nohren, Jr.

By: /s/   David Zich

David Zich, President

Dated: September 13, 2006

Dated: September 13, 2006